Exhibit 5.1

[JONES WALKER LETTERHEAD]

May 24, 2002

CenturyTel, Inc.

100 Century Park Drive

Monroe, Louisiana 71203

Gentlemen:

            We have acted as counsel for CenturyTel, Inc., a Louisiana corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company in accordance with the terms of the CenturyTel, Inc. 2002 Management Incentive Compensation Plan and the CenturyTel, Inc. 2002 Directors Stock Option Plan (the "Plans") of (a) 4,900,000 shares (the "Shares") of the common stock, $1.00 par value per share, of the Company and (b) related preference share purchase rights.

            Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the securities registered pursuant to the Registration Statement, when issued for at least par value upon the terms described in the Plan, will be legally issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto.

Very truly yours,
JONES, WALKER, WAECHTER,
POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:	/s/ Margaret F. Murphy
Margaret F. Murphy, Partner